Exhibit 5.1

June 30, 2005

The Board of Directors

Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

Gentlemen:

We have acted as special counsel to Strategic Hotel Capital, Inc., a Maryland Company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 being filed with the Commission on the date hereof (the “Registration Statement”) relating to one or more series of shares of preferred stock (the “Preferred Shares”), shares of common stock (the “Common Shares”), and warrants exercisable for Common Shares (the “Warrants” and, together with the Preferred Shares and the Common Shares, the “Securities”).

Each series of the Preferred Shares will be issued under the Company’s charter, as amended (the “Charter”), and Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”). The Common Shares will be issued under the Charter. The Warrants will be issued under one or more warrant agreements (each a “Warrant Agreement”), each to be between the Company and a financial institution identified therein as a warrant agent (each, a “Warrant Agent”). Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Corporate Proceedings”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Charter and Articles Supplementary, the Company’s bylaws, as amended, restated and supplemented, resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also relied on an opinion of the law firm of Venable LLP of even date herewith as to matters of Maryland law, and this opinion is subject to the assumptions, conditions and limitations set forth therein.

June 30, 2005

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i)	Upon the completion of the Corporate Proceedings relating to a series of the Preferred Shares, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to the Preferred Shares of such series, and the due execution, countersignature and delivery of the Preferred Shares of such series, the Preferred Shares of such series, when sold in exchange for the consideration set forth in the prospectus and any prospectus supplement relating to the Preferred Shares of such series, will be duly authorized, legally issued, fully paid and nonassessable.

(ii)	Upon the completion of the Corporate Proceedings relating to the Common Shares and the due execution, countersignature and delivery of the Common Shares, the Common Shares, when sold in exchange for the consideration set forth in the prospectus and any prospectus supplement relating to the Common Shares, will be duly authorized, legally issued, fully paid and nonassessable.

(iii)	The Warrants, assuming the due authorization thereof, the completion of the Corporate Proceedings with respect thereto, the consistency of the terms thereof with the description of the Warrants contained in the prospectus and any applicable prospectus supplement and the due authorization of any Common Shares underlying the Warrants, when duly executed, delivered and countersigned in accordance with the Warrant Agreements and when payment therefor is received, will be entitled to the benefits provided by the Warrant Agreements; provided that enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

June 30, 2005

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under in the Registration Statement.

Sincerely,

MAYER, BROWN, ROWE & MAW LLP